Exhibit 3.1

This document is an informal English translation of a document prepared in Dutch. In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

Deed of Amendment of the Articles of Association

of:	Merus B.V.

Deed dated 21 August 2015

This twenty-first day of August two thousand fifteen appeared before me, Freerk Volders, civil law notary (notaris) in Rotterdam, the Netherlands (“Notary”):

Mrs Francina Neeltje Edith Haasjes-van Zuilen, born in Velsen on the twenty-second of June nineteen hundred sixty-eight, for the purpose of this deed choosing her residency at my, Notary, office (Bahialaan 400, 3065 WC Rotterdam, the Netherlands), according to her statement acting in order to implement a resolution to amend the articles of association, adopted outside a meeting on the twentieth day of August two thousand fifteen by the general meeting of shareholders of Merus B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Utrecht, the Netherlands and its place of business at 3584 CH Utrecht, Padualaan 8, the Netherlands, registered with the Trade Register of the Chamber of Commerce under file number: 30189136 (the “Company”), by which resolution the person appearing was also authorized to implement the aforementioned resolution.

The articles of association have most recently been amended by a notarial deed of amendment of the articles of association executed before Michel Dick van Waateringe, civil law notary in Amsterdam, the Netherlands, on the thirtieth day of September two thousand and thirteen.

The person appearing, acting as aforesaid, has stated that as a result of the aforementioned resolution to amend the articles of association, as from today the articles of association of the Company shall be amended as follows:

Amendment A:

Paragraph e. of Article 1 is amended and shall read as follows:

“e.	subsidiary, when used with reference to a person or entity, means:

-	a legal entity in respect whereof such person or entity, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting of such legal entity;

-	a legal entity of which such person or entity is a member or shareholder, and in respect of which such person or entity has, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;”

Amendment B:

After paragraph f. of Article 1 a new paragraph is inserted which shall read as follows: “g. Class AB Meeting: the meeting of holders of Class A shares and Class B shares;” At the same time paragraph g up to and including paragraph i (old) are renumbered paragraph h up to and including paragraph j (new).

Amendment C:

After paragraph h. (new) of Article 1 a new paragraph is inserted which shall read as follows:

“i.	Class C Meeting: the meeting of holders of Class C shares;”

At the same time paragraph i up to and including paragraph j (old) are renumbered paragraph j up to and including paragraph k (new).

Amendment D:

Paragraph j. (new) of Article 1 is amended and shall read as follows:

“j.	shareholders agreement: the agreement that the Company and the shareholders of the Company entered into, dated the twentieth day of August two thousand fifteen, as it might be amended or supplemented from time to time;

Amendment E:

Paragraph k. (new) of Article 1 is amended and shall read as follows:

“k.	Preferred Majority: the vote or written consent of holders of Class A shares, Class B shares and Class C shares holding at least seventy percent (70%) of the outstanding Class A shares, Class B shares and Class C shares, on an as converted into Common Share basis, at a Preferred Meeting, unless a different percentage has been agreed between the shareholders;”

Amendment F:

After paragraph k. (new) of Article 1 a new paragraph is inserted which shall read as follows:

“l.	Preferred Meeting: the meeting of holders of Class A shares, Class B shares and Class C chares;”

Amendment G:

After paragraph l. (new) of Article 1 a new paragraph is inserted which shall read as follows:

“m.	Preferred Supermajority: Preferred Majority, which Preferred Majority must also include the vote of either Sofinnova Venture Partners IX, L.P. or Novo A/S, unless a different majority has been agreed between the shareholders;”

Amendment H:

After paragraph m. (new) of Article 1 a new paragraph is inserted which shall read as follows:

“n.	Liquidation Event: any of the following events:

-	a liquidation, dissolution or the winding-up of the Company (‘ontbinding’) or any other voluntary or involuntary dissolution of the Company; or

-	a merger or other event pursuant to which the shareholders will have less than 50% of the total voting power of the surviving or acquiring company; or

-	a sale, lease transaction, transfer or other disposition of all shares, or of all or substantially all of the Company’s assets, including, without limitation, the core intellectual property rights owned, co-owned or controlled by the Company, or the grant to a single third party of an exclusive (sub)license under such core intellectual property rights.”

Amendment I:

The heading of CHAPTER III is amended and shall read as follows:

“Capital, shares and depositary receipts. Register of shareholders. Quality requirements”

Amendment J:

Article 4.1 is amended and shall read as follows:

“4.1	The capital of the Company is divided into Common shares, Class A shares, Class B shares and Class C shares. Each share has a nominal value of five eurocent (EUR 0.05).”

Amendment K:

Article 4.2 is amended and shall read as follows:

“4.2	All shares shall be registered. The shares shall be, depending on the class, numbered consecutively from A-1, B-1, C-1 and 1 onwards. Share certificates shall not be issued.”

Amendment L:

Article 4.4 is amended and shall read as follows:

“4.4	The Company maintains four separate share premium reserves, namely, a share premium reserve Common, for as far as there is share premium paid on Common shares, a share premium reserve A, for as far as there is share premium paid on Class A shares, a share premium reserve B, for as far as there is share premium paid on Class B shares and a share premium reserve C, for as far as there is share premium paid on Class C shares. Each reserve states the amount that has been paid as share premium on the relevant shares. If Class A shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class A shares before the conversion, shall be transferred from the share premium reserve A to the share premium reserve Common. If Class B shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class B shares before the conversion, shall be transferred from the share premium reserve B to the share premium reserve Common. If Class C shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class C shares before the conversion, shall be transferred from the share premium reserve C to the share premium reserve Common.

The general meeting is authorized to resolve to fully or partially liquidate and make distributions from a share premium reserve to the holders of the relevant class of shares, provided that this is proposed by the meeting of shareholders of that class. the total nominal value of the shares of the class held by them.”

Amendment M:

Article 4.5 is amended and shall read as follows:

“4.5	The Class A shares, Class B shares and Class C shares can be converted into number of Common shares, to be determined in the manner set forth below. A conversion shall occur:

-	with respect to any issued Class A shares, issued Class B shares and/or issued Class C shares, upon the written request of the holder of the relevant shares under further terms and conditions to be agreed between the relevant shareholder and the Company;

-	with respect to all issued Class A shares, all issued Class B shares, and all issued Class C shares upon a resolution by the Preferred Meeting with a Preferred Supermajority, under further terms and conditions to be determined by the Preferred Meeting with a Preferred Supermajority; or

-	with respect to all issued Class A shares, all issued Class B shares, and all issued Class C shares upon a resolution by the board of managing directors to admit shares to trade on a stock market, which resolution requires the prior approval by the Preferred Meeting with the Preferred Supermajority, under further terms and conditions to be agreed between the relevant shareholders and the Company.

Within eight days of being informed of the conversion, the board of managing directors shall submit to the Trade Register the changes in the issued capital as a result of the conversion.”

Amendment N:

The heading of article 5 is amended and shall read as follows: “Article 5.

Register of shareholders. Quality requirements”

Amendment O:

After article 5.6 two new paragraphs are inserted which shall read as follows:

“5.7.	Shareholders may only be: persons who are a party to the shareholders agreement, as well as the Company itself, unless the shareholders agreement has been terminated in accordance with its terms.

5.8.	If a shareholder no longer complies with the requirements, stated in article 5.7, to the extent required by article 5.7, or if a person becomes a shareholder who does not comply with such requirements, he may no longer exercise the meeting rights and voting rights attached to his shares and his profit rights shall be suspended.”

Amendment P:

Article 6.1 is amended and shall read as follows:

“6.1	The Company can only issue shares pursuant to a resolution of the general meeting, with the understanding that such a resolution to issue shall always require the prior approval by the Preferred Meeting with the Preferred Majority.

The general meeting may delegate its authority to issue shares to another corporate body of the Company and can revoke this delegation, with the understanding that such resolutions must always have the prior approval by the Preferred Majority.”

Amendment Q:

Article 6.5 is amended and shall read as follows:

“6.5	Holders of Class A shares, holders of Class B shares and holders of Class C shares shall have a pre-emptive right with respect to any share issue up to that amount equal to such holder’s pro rata ownership of Preferred shares. Holders of Common shares shall have no pre-emptive right. If pre-emptive rights can be exercised upon an issue of shares, the Company shall notify the shareholders in writing at the address stated by them. The notice shall include the period during which such right may be exercised, which period shall be at least four weeks after the day of sending the notice.”

Amendment R:

After article 6.5 a new paragraph is inserted which shall read as follows:

“6.6	If at the issue of shares any shareholder possesses a pre-emptive right and fails to exercise his pre-emptive right or does not exercise that right on time or in full, the pre-emptive right in respect of the shares so becoming available shall ensure to the benefit of the other holders of shares possessing a pre-emptive right in proportion to the aggregate amount of his shares (irrespective of Class).”

At the same time paragraph 6 up to and including paragraph 7 (old) of article 6 are renumbered paragraph 7 up to and including paragraph 8 (new)

Amendment S:

Article 6.7 (new) is amended and shall read as follows:

“6.7	Holders of Class A shares, holders of Class B shares and holders of Class C shares shall have a similar pre-emptive right with respect to the granting of rights to subscribe for shares.”

Amendment T:

Article 6.8 (new) is amended and shall read as follows:

“6.8	The pre-emptive right may, for every single issue, be limited or suspended by the corporate body authorized to issue shares, by virtue of a resolution passed in accordance with paragraph 1, provided however, the following is applicable:

-	in case shares are being issued under the Company’s stock option plan, whether directly to employees and officers of the Company or of group companies, or to an entity that shall hold the shares for such employees and officers, the (other) shareholders shall not have any pre-emptive rights;

-	the employees and officers of the Company or of group companies if and to the extent they have acquired shares pursuant to the Company’s stock option plan, nor the entity that shall hold shares for such employees and officers shall have any pre-emptive rights upon the issue of shares;

-	that the pre-emptive rights of one or more but not all classes of shares cannot be limited or excluded without prior approval of the meeting of the holders of the relevant classes of shares whose rights are limited or excluded (meaning that the pre-emptive rights may be limited or excluded, without further approvals, if this occurs in relation to all classes of shares).”

Amendment U:

Article 7.1 is amended and shall read as follows:

“7.1	Upon the issue of a share, the nominal value must be fully paid up. It may be stipulated that a part needs only be paid after such part is called up by the Company.”

Amendment V:

Article 7.2 is amended and shall read as follows:

“7.2	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the Company’s approval.”

Amendment W:

Article 7.3 is amended and shall read as follows:

“7.3	A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:204b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The managing directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.”

Amendment X:

Article 7.4 is deleted.

At the same time article 7.5 (old) is renumbered article 7.4 (new).

Amendment Y:

Article 7.4 (new) is amended and shall read as follows:

“7.4	The provisions set out in this article relating to the description shall not apply to the cases referred to in article 2:204b paragraph 3 of the Netherlands Civil Code.”

Amendment Z:

Article 8.3 is amended and shall read as follows:

“8.3	The Company may only acquire its own fully-paid shares or depositary receipts without consideration, or if the equity decreased by the acquisition price is not less than reserves which must be maintained by law or the articles of association.”

Amendment AA:

Articles 8.7, 8.8 and 8.9 are deleted.

At the same time articles 8.10, 8.11, 8.12 and 8.13 (old) are renumbered articles 8.7, 8.8, 8.9 and 8.10 (new).

Amendment BB:

Article 8.7 (new) is amended and shall read as follows:

“8.7	Shares in the Company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts under special title (‘onder bijzondere titel’) other than without consideration and for their own account only with the approval of the board of managing directors.”

Amendment CC:

Article 9.1 is amended and shall read as follows:

“9.1	With the prior approval by the Preferred Meeting with the Preferred Majority, the general meeting may resolve to reduce the issued capital of the Company, by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.”

Amendment DD:

Article 9.2 is amended and shall read as follows:

“9.2	The provisions of article 2:208 of the Netherlands Civil Code shall apply to the above- mentioned resolution and the execution thereof.”

Amendment EE:

Article 13 is amended and shall read as follows:

“13.1	A shareholder may transfer all of its shares (irrespective of Class) without restriction:

a.	to one of its wholly owned subsidiaries;

b.	to a (direct or indirect) wholly owned subsidiary of any shareholder’s ultimate parent company;

c.	in the event a shareholder is a personal holding company, to another, successive, personal holding company.

13.2	A holder of Preferred shares may transfer all of its shares (irrespective of Class) without restriction:

a.	to its current and/or former partners, current and/or former members and current and/or former shareholders;

b.	in the event a shareholder is a natural person, to such shareholder’s family member or trust for the benefit of such shareholder;

c.	to an affiliate of such shareholder.

13.3	In the event a Preferred shareholder qualifies as an investment fund or a fund manager that Preferred shareholder may transfer one or more of its shares (irrespective of Class) to a fund or entity that is under the same (ultimate) management as such Preferred shareholder.

13.4	Any transfer other than those which may be made without restriction in accordance with the preceding paragraphs shall require the prior approval by the Preferred Meeting with the Preferred Majority, which approval shall be valid for three months only.

13.5	The shareholder who wishes to transfer his shares – hereinafter to be referred to as the “proposing transferor” – shall inform the board of managing directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.

13.6	The board of managing directors is obliged, after receiving the notification as meant in the previous paragraph, to convene a Preferred Meeting, which must be held within six weeks after the receipt of the notification, to which the Preferred Meeting shall decide upon the request.

13.7	If the Preferred Meeting grants the approval requested, the transfer must take place within the following three months.

13.8	Approval shall be deemed given if:

a.	within the period of time mentioned in paragraph 6 the Preferred Meeting has not been held;

b.	the Preferred Meeting has failed to resolve upon the request for approval;

c.	simultaneously with its refusal, the Preferred Meeting fails to notify the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under paragraph 8a. above occurs, approval shall been deemed to have been given on the last date on which the Preferred Meeting should have been held.

13.9	Unless the proposing transferor and the interested party(ies) specified by the Preferred Meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert. The expert shall be appointed by the proposing transferor and the interested party(ies) in mutual agreement; failing such agreement within fourteen days after expiry of the aforesaid term of thirty days, three experts shall be appointed as follows: one expert by the proposed transferor, one expert by the interested party(ies) acting jointly and one expert by the two aforementioned experts acting jointly. If the interested party(ies) have not appointed an expert within fourteen days from the date when the interested parties have been entitled pursuant to this article to appoint an expert, such appointment shall take place by the board of managing directors within fourteen days. If the appointment by the interested party(ies) or by the board of directors has not taken place within twenty-eight days from the date when the interested party(ies) have been entitled pursuant to this article to appoint an expert, the price shall be determined by the expert appointed by the proposed transferor.

13.10	The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.

13.11	The costs incurred in determining the purchase price shall be borne:

a.	in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

b.	by the proposing transferor, in all cases not included under a.

13.12	The Company itself may propose to buy the shares as contemplated in paragraph 8b only if the proposing transferor so consents.

Part B. Obligation to offer

13.13	If one of the following circumstances may occur regarding a shareholder-natural person the following paragraph must be taken into consideration:

a.	death;

b.	suspension of payment, bankruptcy or guardianship order of the shareholder;

c.	putting the possessions or the shares in the Company of one of the shareholders under administration by a judge.

13.14	In case one of the events as mentioned in paragraph 10 occurs, the provisions of Part A will as much as possible apply mutatis mutandis, taking into account that (i) the person(s) entitled to dispose of the shares concerned (the shareholder himself, and/or his heirs, curator or administrator) shall notify the board of managing directors within one month after the occurrence of the event, (ii) the Preferred Meeting has to decide within six weeks whether the shares may be kept by the shareholder(s) concerned.

If:

a.	the Preferred Meeting has failed to adopt a resolution within the aforementioned period of six weeks;

b.	the Preferred Meeting has decided that the shareholders no longer may hold the shares, without simultaneously notifying the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates, the Preferred Meeting is deemed to have decided that the shareholders concerned are allowed to keep the shares.”

Amendment FF:

Article 20.1 is amended and shall read as follows:

“20.1	The general meeting may, with the prior approval of the Preferred Meeting with the Preferred Majority, subject resolutions of the board of managing directors to the prior approval of the Preferred Meeting with the Preferred Majority and/or the supervisory board.

These resolutions shall be clearly described and reported to the board of managing directors in writing.”

Amendment GG:

Article 22 is amended and shall read as follows:

“The Company shall have a board of supervisory directors consisting of up to nine natural persons.”

Amendment HH:

Article 23 is amended and shall read as follows:

“23.1	The supervisory directors shall be appointed in compliance with the following:

-	three (3) supervisory directors will be appointed by the general meeting;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Johnson & Johnson Innovation – JJDC, Inc;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Novartis Bioventures Ltd.;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Bay City Capital Coöperatief U.A.;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Coöperatief LSP IV U.A.;

-	one (1) supervisory director will be appointed by the Class C Meeting upon the binding nomination by Novo A/S;

-	one (1) supervisory director will be appointed by the Class C Meeting upon the binding nomination by Sofinnova Venture Partners IX, L.P.

23.2	The body of the Company authorised to appoint is allowed to appoint a supervisory director if the for that purpose authorized authority has not made a nomination within three months after the vacancy has arisen.

23.3	A nomination shall be binding if it is made in time. The nomination can be deprived of its binding nature, however, by the body of the Company authorised to appoint by means of a resolution passed with a two-thirds (2/3) majority of the votes cast at that meeting, these votes representing more than half of the issued capital.”

Amendment II:

Article 24 is amended and shall read as follows:

A supervisory director may at any time be suspended and dismissed by the authority authorised to appoint upon recommendation of the authority upon whose nomination he was appointed.”

Amendment JJ:

Article 27.3 is amended and shall read as follows:

“27.3	The board of supervisory directors shall meet at least five times per year and at least once per calendar quarter, unless otherwise agreed by a vote of the majority of supervisory directors.”

Amendment KK:

Article 27.6 is amended and shall read as follows:

“27.6	A supervisory director may grant another supervisory director a written proxy to represent him at the meeting. A supervisory director cannot represent more than one other supervisory director.”

Amendment LL:

Article 28.2 is amended and shall read as follows:

“28.2	Within three months of the end of the Company’s financial year, the board of managing directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.”

Amendment MM:

Article 32 is amended and shall read as follows:

“32.1	The Company shall maintain a profit reserve for the benefit of the common shareholders (profit reserve Common) a profit reserve for the benefit of the A shareholders (profit reserve A), a profit reserve for the benefit of the B shareholders (profit reserve B) and a profit reserve for the benefit of the C shareholders (profit reserve C).

32.2	Of the profits generated during the past financial year, first, if possible, a sum equal to eight percent (8%) of the sum paid up on the Class C shares (nominal share capital and share premium) will be allocated to the profit reserve C with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up-to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve C. If the profits do not permit a profit allocation as contemplated in this paragraph, the missing portion shall be added to the profit reserve C out of the profits of the next financial year(s), before any further allocations shall be made.

32.3	Subsequently, after the application of article 32.2, out of the profits remaining if possible, a sum equal to eight percent (8%) of the sum paid up on the Class B shares (nominal share capital and share premium) will be allocated to the profit reserve B with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up- to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve B. If the profits do not permit a profit allocation as contemplated in this paragraph, the missing portion shall be added to the profit reserve B out of the profits of the next financial year(s), before any further allocations shall be made.

32.4	Subsequently, after the application of article 32.3 the profits remaining will be added to the profit reserve Common, the profit reserve A, the profit reserve B and the profit reserve C, pro rata to the number of Common shares issuable upon conversion of such Preferred share at such time.

32.5

The Company can only make distributions to the extent its equity exceeds the reserves, which must be maintained pursuant to the law or these articles of association. The resolution to declare a distribution does not have any effect without the prior approval of the board of directors. The board of directors shall only refuse its approval, if it knows or should reasonably foresee that the Company, following the distribution, can no longer continue to meet its due and payable debts.

32.6	With due observance of the provisions of paragraph 5, the general meeting may resolve to make distributions out of the profit reserves, only with the prior approval by the Preferred Meeting with the Preferred Majority.

32.7	Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

32.8	The general meeting may, with due observance of the provisions of paragraphs 5 and 6, resolve to pay, wholly or partly, dividends other than in cash, with the understanding that such a resolution requires at all times the prior approval by the Preferred Majority.

32.9	For the calculation of the amount to be distributed on the shares, the shares held by the Company in its own capital shall not be taken into account.

32.10	Notwithstanding anything to the contrary herein, any of the foregoing dividends shall be payable (i) in cash, if and when declared by the supervisory board, subject to prior approval of the Preferred Meeting with the Preferred Majority, (ii) in kind upon any Liquidation Event, or (iii) in kind upon the occurrence of a conversion of Preferred shares into Common shares (except in connection with a conversion in which each five Preferred shares are converted into one Common share).”

Amendment NN:

Article 36 is amended and shall read as follows:

“General meetings shall be held in the municipality in the Netherlands in which the Company has its corporate seat, or in Amsterda, Schiphol Airport (municipality of Haarlemmermeer), Rotterdam or The Hague. In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented.”

Amendment OO:

Article 42 is amended and shall read as follows:

“Resolutions of the shareholders may be adopted in a different method than in a meeting, provided that all persons with meeting right have approved in writing of such method of adopting resolutions.

If a resolution is adopted outside a meeting, all votes shall be cast in writing. This requirement (that votes must be cast in writing) shall also be deemed to have been complied with, if the resolution is laid down in writing and includes the method in which each of the shareholders has cast his vote. The directors shall be given the opportunity to advise in advance on the resolution(s) to be adopted.”

Amendment PP:

Article 44 is amended and shall read as follows:

“The general meeting may resolve to amend the articles of association, to merge, to demerge, or to dissolve the Company, with the understanding that such a resolution requires the prior approval by the Preferred Majority.

If a motion to amend the articles of association or to dissolve the Company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the Company’s office for inspection by the shareholders and depositary receipt holders until the meeting has been held.”

Amendment QQ:

Article 45.1 is amended and shall read as follows:

“45.1	If the Company is dissolved pursuant to a resolution by the general meeting, which resolution shall require the prior approval by the Preferred Majority, the managing directors shall be the liquidators of the dissolved Company, unless the general meeting appoints other persons to that effect. The board of supervisory directors shall supervise the liquidation.”

Amendment RR:

Article 45.3 is amended and shall read as follows:

“45.3	The proceeds remaining after the payment of all debts (the surplus) shall be at the disposal of the general meeting.”

Finally, the person appearing has stated:

A copy of the aforementioned shareholder’s resolution also containing the authorization granted to the person appearing, shall be appended to the original of this deed (Annex).

End

This deed, drawn up in one original copy, was executed in Rotterdam, the Netherlands, on the date first before written.

The person appearing is known to me, Notary. I, Notary, have determined the identity of the person appearing by means of a document designated for that purpose.

After the substance of this deed had been made known and explained to the person appearing, she declared that she has noted the contents of this deed timely before its execution, agreed to its contents and did not require it to be read out in full. Subsequently, after a partial reading in accordance with the law, this deed was immediately thereupon signed by the person appearing and by me, Notary.

The articles of association of Merus B.V., currently read as laid down in the deed of amendment of the articles of association of 21 August 2015

ARTICLES OF ASSOCIATION

CHAPTER I Definitions

Article 1.

In these articles of association, the following terms shall mean:

a.	general meeting: the general meeting of shareholders;

b.	depositary receipts: registered depositary receipts for shares in the capital of the Company. Unless the context proves otherwise, such receipts include depositary receipts bearing meeting right as well as depositary receipts not bearing meeting right;

c.	depositary receipts holders: holders of depositary receipts issued bearing meeting right. Unless otherwise shown, such holders include persons who, as a result of any right of usufruct or right of pledge created on any share, have the rights conferred by law upon the holders of depositary receipts bearing meeting right;

d.	annual accounts: the balance sheet and profit- and loss account plus explanatory notes;

e.	subsidiary, when used with reference to a person or entity, means:

-	a legal entity in respect whereof such person or entity, whether or not pursuant to an agreement with other persons entitled to vote, can exercise either individually or collectively, more than one-half of the voting rights at the general meeting of such legal entity;

-	a legal entity of which such person or entity is a member or shareholder, and in respect of which such person or entity has, either individually or collectively, the right to appoint or dismiss more than half of such legal entity’s managing directors or supervisory directors, whether or not pursuant to any agreement with other persons having voting rights, and even if all persons having voting rights in fact cast their vote;

f.	auditor: a registered accountant or any such other accountant as referred to in article 2:393 of the Netherlands Civil Code, or any organization in which such accountants co- operate;

g.	Class AB Meeting: the meeting of holders of Class A shares and Class B shares;

h.	Class B Meeting: the meeting of holders of Class B shares;

i.	Class C Meeting: the meeting of holders of Class C shares;

j.	shareholders agreement: the agreement that the Company and the shareholders of the Company entered into, dated the twentieth day of August two thousand fifteen, as it might be amended or supplemented from time to time;

k.	Preferred Majority: the vote or written consent of holders of Class A shares, Class B shares and Class C shares holding at least seventy percent (70%) of the outstanding Class A shares, Class B shares and Class C shares, on an as converted into Common Share basis, at a Preferred Meeting, unless a different percentage has been agreed between the shareholders;

l.	Preferred Meeting: the meeting of holders of Class A shares, Class B shares and Class C chares;

m.	Preferred Supermajority: Preferred Majority, which Preferred Majority must also include the vote of either Sofinnova Venture Partners IX, L.P. or Novo A/S, unless a different majority has been agreed between the shareholders;

n.	Liquidation Event: any of the following events:

-	a liquidation, dissolution or the winding-up of the Company (‘ontbinding’) or any other voluntary or involuntary dissolution of the Company; or

-	a merger or other event pursuant to which the shareholders will have less than 50% of the total voting power of the surviving or acquiring company; or

-	a sale, lease transaction, transfer or other disposition of all shares, or of all or substantially all of the Company’s assets, including, without limitation, the core intellectual property rights owned, co-owned or controlled by the Company, or the grant to a single third party of an exclusive (sub)license under such core intellectual property rights.

CHAPTER II

Name. Corporate seat. Objects

Article 2. Name and corporate seat

2.1	The name of the Company is Merus B.V.

2.2	The Company has its corporate seat in Utrecht. Article 3.

Objects

The objects of the Company are:

a.	to develop products and services in the area of biotechnology;

b.	to finance enterprises and companies;

c.	to borrow, to lend to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

d.	to supply advice and to render services to enterprises and companies with which the Company forms a group and to third parties;

e.	to render guarantees, to bind the Company and to encumber its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

f.	to incorporate, to participate in any way whatsoever, to manage and to supervise enterprises and companies and businesses;

g.	to obtain, alienate, manage and exploit registered property and items of property in general;

h.	to trade in currencies, securities and items of property in general;

i.	to develop and trade in patent, trade marks, licenses, know-how and other industrial property rights;

j.	to perform any and all activity of industrial, financial or commercial nature, as well as everything pertaining to the foregoing, relating thereto or conducive thereto, all in the widest sense of the word.

CHAPTER III

Capital, shares and depositary receipts. Register of shareholders. Quality requirements

Article 4. Capital. Classes of shares. Conversion of shares

4.1	The capital of the Company is divided into Common shares, Class A shares, Class B shares and Class C shares. Each share has a nominal value of five eurocent (EUR 0.05).

4.2	All shares shall be registered. The shares shall be, depending on the class, numbered consecutively from A-1, B-1, C-1 and 1 onwards. Share certificates shall not be issued.

4.3	References in these articles of association to “shares” and “shareholders” shall include all classes of shares and the holders of those shares, except where the context requires otherwise.

4.4	The Company maintains four separate share premium reserves, namely, a share premium reserve Common, for as far as there is share premium paid on Common shares, a share premium reserve A, for as far as there is share premium paid on Class A shares, a share premium reserve B, for as far as there is share premium paid on Class B shares and a share premium reserve C, for as far as there is share premium paid on Class C shares. Each reserve states the amount that has been paid as share premium on the relevant shares. If Class A shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class A shares before the conversion, shall be transferred from the share premium reserve A to the share premium reserve Common. If Class B shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class B shares before the conversion, shall be transferred from the share premium reserve B to the share premium reserve Common. If Class C shares are converted into Common shares, an amount, pro rata to the amount of converted shares in relation to the total amount of issued Class C shares before the conversion, shall be transferred from the share premium reserve C to the share premium reserve Common.

The general meeting is authorized to resolve to fully or partially liquidate and make distributions from a share premium reserve to the holders of the relevant class of shares, provided that this is proposed by the meeting of shareholders of that class. Distributions to the holders of the relevant class of shares shall occur pro rata to the total nominal value of the shares of the class held by them.

4.5	The Class A shares, Class B shares and Class C shares can be converted into number of Common shares, to be determined in the manner set forth below. A conversion shall occur:

-	with respect to any issued Class A shares, issued Class B shares and/or issued Class C shares, upon the written request of the holder of the relevant shares under further terms and conditions to be agreed between the relevant shareholder and the Company;

-	with respect to all issued Class A shares, all issued Class B shares, and all issued Class C shares upon a resolution by the Preferred Meeting with a Preferred Supermajority, under further terms and conditions to be determined by the Preferred Meeting with a Preferred Supermajority; or

-	with respect to all issued Class A shares, all issued Class B shares, and all issued Class C shares upon a resolution by the board of managing directors to admit shares to trade on a stock market, which resolution requires the prior approval by the Preferred Meeting with the Preferred Supermajority, under further terms and conditions to be agreed between the relevant shareholders and the Company.

Within eight days of being informed of the conversion, the board of managing directors shall submit to the Trade Register the changes in the issued capital as a result of the conversion.

4.6	The general meeting has the power to grant and to deprive meeting right to depositary receipts.

Article 5. Register of shareholders. Quality requirements

5.1	The board of managing directors shall keep a register in which the names and addresses of all shareholders shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the Company, as well as the amount paid up on each share and the class of shares. The register shall also contain the names and addresses of all owners of a right of usufruct or pledge on shares, specifying the date on which they acquired such right, the date of acknowledgment by or service upon the Company and what rights they have been granted attached to the shares under articles 11 and 12.

5.2	Each shareholder, each usufructuary, each pledgee and each depositary receipt holder shall be obliged to notify the Company of his address in writing.

5.3	Each discharge from liability for payments for shares shall also be recorded in the register.

5.4	The register shall be regularly updated. All entries in the register shall be signed by a managing director.

5.5	The board of managing directors shall, upon request, provide a shareholder, a usufructuary or a pledgee at no costs with an excerpt from the register relating to his right to a share.

If the shares are encumbered with a right of usufruct or a right of pledge, the excerpt shall indicate in whom the rights referred to in article 11. and article 12. respectively are vested.

5.6	The board of managing directors shall deposit the register at the offices of the Company for inspection by the shareholders, as well as the usufructuaries and pledgees in whom the rights are vested in accordance with article 11.5 and article 12.6 respectively. The information on partly-paid shares contained in the register shall be open for inspection by any person; copies of or excerpts from this information shall be supplied at no more than at cost.

5.7.	Shareholders may only be: persons who are a party to the shareholders agreement, as well as the Company itself, unless the shareholders agreement has been terminated in accordance with its terms.

5.8.	If a shareholder no longer complies with the requirements, stated in article 5.7, to the extent required by article 5.7, or if a person becomes a shareholder who does not comply with such requirements, he may no longer exercise the meeting rights and voting rights attached to his shares and his profit rights shall be suspended.

CHAPTER IV

Issue of shares. Repurchase of shares. Capital reduction

Article 6. Issue of shares. Authorized corporate body. Terms and conditions of issue. Pre-emptive rights

6.1	The Company can only issue shares pursuant to a resolution of the general meeting, with the understanding that such a resolution to issue shall always require the prior approval by the Preferred Meeting with the Preferred Majority.

The general meeting may delegate its authority to issue shares to another corporate body of the Company and can revoke this delegation, with the understanding that such resolutions must always have the prior approval by the Preferred Majority.

6.2	Paragraph 1 applies accordingly to the granting of rights to subscribe to shares, but does not apply to the issue of shares to someone who exercises a previously acquired right to subscribe to shares.

6.3	The issue of a share shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, and to which those involved are party.

6.4	If a resolution to issue shares is adopted, the issue price of the shares and the other conditions of the issue shall also be determined.

6.5	Holders of Class A shares, holders of Class B shares and holders of Class C shares shall have a pre-emptive right with respect to any share issue up to that amount equal to such holder’s pro rata ownership of Preferred shares. Holders of Common shares shall have no pre-emptive right. If pre-emptive rights can be exercised upon an issue of shares, the Company shall notify the shareholders in writing at the address stated by them. The notice shall include the period during which such right may be exercised, which period shall be at least four weeks after the day of sending the notice.

6.6	If at the issue of shares any shareholder possesses a pre-emptive right and fails to exercise his pre-emptive right or does not exercise that right on time or in full, the pre-emptive right in respect of the shares so becoming available shall enure to the benefit of the other holders of shares possessing a pre-emptive right in proportion to the aggregate amount of his shares (irrespective of Class).

6.7	Holders of Class A shares, holders of Class B shares and holders of Class C shares shall have a similar pre-emptive right with respect to the granting of rights to subscribe for shares.

6.8	The pre-emptive right may, for every single issue, be limited or suspended by the corporate body authorized to issue shares, by virtue of a resolution passed in accordance with paragraph 1, provided however, the following is applicable:

-	in case shares are being issued under the Company’s stock option plan, whether directly to employees and officers of the Company or of group companies, or to an entity that shall hold the shares for such employees and officers, the (other) shareholders shall not have any pre-emptive rights;

-	the employees and officers of the Company or of group companies if and to the extent they have acquired shares pursuant to the Company’s stock option plan, nor the entity that shall hold shares for such employees and officers shall have any pre-emptive rights upon the issue of shares;

-	that the pre-emptive rights of one or more but not all classes of shares cannot be limited or excluded without prior approval of the meeting of the holders of the relevant classes of shares whose rights are limited or excluded (meaning that the pre-emptive rights may be limited or excluded, without further approvals, if this occurs in relation to all classes of shares).

Article 7. Payment for shares. Payment in cash. Non-cash contribution

7.1	Upon the issue of a share, the nominal value must be fully paid up. It may be stipulated that a part needs only be paid after such part is called up by the Company.

7.2	Payment for shares shall be made in cash unless a non-cash contribution has been agreed. Payment in foreign currency may only be made with the Company’s approval.

7.3	A non-cash contribution shall occur without delay after acceptance of the share or following the day on which an additional payment is called up or agreed upon. In accordance with article 2:204b paragraph 1 of the Netherlands Civil Code, a description shall be drawn up of the contribution to be made. The description shall relate to the situation on a day no less than six months prior to the day the shares are subscribed for or the additional payment is called up or agreed upon. The managing directors shall sign the description; if the signature of any of them is lacking, this fact shall be recorded and the reasons therefor so noted.

7.4	The provisions set out in this article relating to the description shall not apply to the cases referred to in article 2:204b paragraph 3 of the Netherlands Civil Code.

Article 8. Repurchase of shares

8.1	The Company may not subscribe for its own shares upon the issue thereof.

8.2	Any acquisition by the Company of shares which are not fully paid up in its capital, or depositary receipts, shall be null and void.

8.3	The Company may only acquire its own fully-paid shares or depositary receipts without consideration, or if the equity decreased by the acquisition price is not less than reserves which must be maintained by law or the articles of association.

8.4	Decisive for the validity of the acquisition shall be the value of the Company’s equity according to the most recently adopted balance sheet decreased with the acquisition price of shares in the Company’s capital or depositary receipts, and any distributions to others out of profits or reserves which became payable by the Company and its subsidiaries after the date of the balance sheet.

If more than six months have lapsed since the expiration of a financial year without adoption of the annual accounts, an acquisition in accordance with the provisions in paragraph 3 shall not be permitted.

8.5	The provisions of paragraphs 2 up to and including 4 do not apply to shares or depositary receipts acquired by the Company under universal succession of title (‘onder algemene titel’).

8.6	Any acquisition of shares or depositary receipts in violation of paragraph 3 shall be null and void.

8.7	Shares in the Company’s capital may, upon issue, not be subscribed for by or on behalf of any of its subsidiaries. The subsidiaries may acquire such shares or depositary receipts under special title (‘onder bijzondere titel’) other than without consideration and for their own account only with the approval of the board of managing directors.

8.8	Disposal of any own shares or depositary receipts held by the Company shall require a resolution of the general meeting provided that the general meeting has not granted this authority to another corporate body.

At the resolution to dispose, the conditions of disposal shall be determined.

Disposal of own shares shall require due observance of the provisions of the transfer restrictions.

8.9	The Company may not cast votes in respect of own shares held by the Company or own shares on which the Company has a right of usufruct or pledge. Nor may any votes be cast by the pledgee or usufructuary of own shares held by the Company if the right has been created by the Company. No votes may be cast in respect of the shares whereof depositary receipts are held by the Company. The provisions of this paragraph shall also apply to shares or depositary receipts held by any subsidiary or in respect of which any subsidiary owns a right of usufruct or pledge.

8.10	When determining to what extent the Company’s capital is represented, or whether a majority represents a certain part of the capital, the capital shall be reduced by the amount of the shares for which no votes can be cast.

Article 9. Capital reduction

9.1	With the prior approval by the Preferred Meeting with the Preferred Majority, the general meeting may resolve to reduce the issued capital of the Company, by a cancellation of its shares or by a reduction of the nominal value of the shares by amendment of the articles of association.

9.2	The provisions of article 2:208 of the Netherlands Civil Code shall apply to the above-mentioned resolution and the execution thereof.

9.3	A resolution to cancel shares in the Company can only concern (i) shares held by the Company itself, or (ii) all issued shares of a class of which all shareholders agree thereto.

CHAPTER V

Transfer of shares. Usufruct. Pledge

Article 10. Transfer of shares

10.1	The transfer of shares or any restricted rights thereon to shares shall require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands, to which those involved are party.

10.2	The transfer of shares or any restricted rights thereon as referred to in paragraph 1 – including the creation and relinquishment of restricted rights – shall, by operation of law, also be valid vis- à-vis the Company.

The rights attached to shares cannot be exercised until the Company either acknowledges the juristic act or is officially served with the notarial deed in accordance with the relevant statutory provisions, except in case the Company is party to the juristic act.

10.3	The provisions of paragraphs 1 and 2 shall also apply to the allotment of shares or any restricted rights thereon in case of any division of any joint interest.

Article 11. Usufruct

11.1	A shareholder may freely create a right of usufruct on one or more of his shares.

11.2	The shareholder shall have the voting rights attached to the shares on which the usufruct has been established.

11.3	In deviation of the previous paragraph, the voting rights shall be vested in the usufructuary if such is determined upon the creation of the right of usufruct, provided that both this provision and - in case of transfer of the usufruct -, the transfer of the voting rights have been approved by the general meeting.

11.4	The approval referred to in paragraph 3 may only be granted by the general meeting with unanimous votes.

11.5	The shareholder without voting rights and the usufructuary with voting rights shall have the rights conferred by law upon depositary receipt holders. The usufructuary without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the usufruct.

11.6	Any rights arising from the share to acquire other shares, shall vest in the shareholder on the understanding that he must compensate the usufructuary for the value thereof to the extent the usufructuary is entitled thereto pursuant to his right of usufruct.

Article 12. Pledge

12.1	A shareholder may create a right of pledge on one or more of his shares, but only with permission of the general meeting of shareholders.

12.2	The shareholder shall have the voting rights attached to the shares on which the pledge has been established.

12.3	In deviation of the previous paragraph, the voting rights shall be vested in the pledgee if such is provided upon the creation of the pledge and if the creation of the pledge has been approved by the general meeting.

12.4	If the pledgee’s rights pass to any other person, the voting rights shall only pass to that person if the general meeting approves the transition of the voting rights.

12.5	The approval referred to in paragraphs 1, 3 and 4 may only be granted by the general meeting with unanimous votes.

12.6	The shareholder without voting rights and the pledgee with voting rights shall have the rights c onferred by law upon depositary receipt holders. Pledgees without voting rights shall also have such rights in case this is explicitly provided upon the creation or transfer of the pledge.

12.7	The transfer restrictions shall apply to the disposal and transfer of shares by the pledgee or the transmission of ownership of the shares to the pledgee, on the understanding that the pledgee exercises all rights vested in the shareholder in respect of the disposal and transfer and performs all of the shareholder’s obligations.

CHAPTER VI

Transfer restrictions

Article 13. Approval

Part A. Approval to proposed transfer

13.1	A shareholder may transfer all of its shares (irrespective of Class) without restriction:

a.	to one of its wholly owned subsidiaries;

b.	to a (direct or indirect) wholly owned subsidiary of any shareholder’s ultimate parent company;

c.	in the event a shareholder is a personal holding company, to another, successive, personal holding company.

13.2	A holder of Preferred shares may transfer all of its shares (irrespective of Class) without restriction:

a.	to its current and/or former partners, current and/or former members and current and/or former shareholders;

b.	in the event a shareholder is a natural person, to such shareholder’s family member or trust for the benefit of such shareholder;

c.	to an affiliate of such shareholder.

13.3	In the event a Preferred shareholder qualifies as an investment fund or a fund manager that Preferred shareholder may transfer one or more of its shares (irrespective of Class) to a fund or entity that is under the same (ultimate) management as such Preferred shareholder.

13.4	Any transfer other than those which may be made without restriction in accordance with the preceding paragraphs shall require the prior approval by the Preferred Meeting with the Preferred Majority, which approval shall be valid for three months only.

13.5	The shareholder who wishes to transfer his shares - hereinafter to be referred to as the “proposing transferor” - shall inform the board of managing directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.

13.6	The board of managing directors is obliged, after receiving the notification as meant in the previous paragraph, to convene a Preferred Meeting, which must be held within six weeks after the receipt of the notification, to which the Preferred Meeting shall decide upon the request.

13.7	If the Preferred Meeting grants the approval requested, the transfer must take place within the following three months.

13.8	Approval shall be deemed given if:

a.	within the period of time mentioned in paragraph 6 the Preferred Meeting has not been held;

b.	the Preferred Meeting has failed to resolve upon the request for approval;

c.	simultaneously with its refusal, the Preferred Meeting fails to notify the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under paragraph 8a. above occurs, approval shall been deemed to have been given on the last date on which the Preferred Meeting should have been held.

13.9	Unless the proposing transferor and the interested party(ies) specified by the Preferred Meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert. The expert shall be appointed by the proposing transferor and the interested party(ies) in mutual agreement; failing such agreement within fourteen days after expiry of the aforesaid term of thirty days, three experts shall be appointed as follows: one expert by the proposed transferor, one expert by the interested party(ies) acting jointly and one expert by the two aforementioned experts acting jointly. If the interested party(ies) have not appointed an expert within fourteen days from the date when the interested parties have been entitled pursuant to this article to appoint an expert, such appointment shall take place by the board of managing directors within fourteen days. If the appointment by the interested party(ies) or by the board of directors has not taken place within twenty-eight days from the date when the interested party(ies) have been entitled pursuant to this article to appoint an expert, the price shall be determined by the expert appointed by the proposed transferor.

13.10	The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.

13.11	The costs incurred in determining the purchase price shall be borne:

a.	in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

b.	by the proposing transferor, in all cases not included under a.

13.12	The Company itself may propose to buy the shares as contemplated in paragraph 8b only if the proposing transferor so consents.

Part B. Obligation to offer

13.13	If one of the following circumstances may occur regarding a shareholder-natural person the following paragraph must be taken into consideration:

a.	death;

b.	suspension of payment, bankruptcy or guardianship order of the shareholder;

c.	putting the possessions or the shares in the Company of one of the shareholders under administration by a judge.

13.14	In case one of the events as mentioned in paragraph 10 occurs, the provisions of Part A will as much as possible apply mutatis mutandis, taking into account that (i) the person(s) entitled to dispose of the shares concerned (the shareholder himself, and/or his heirs, curator or administrator) shall notify the board of managing directors within one month after the occurrence of the event, (ii) the Preferred Meeting has to decide within six weeks whether the shares may be kept by the shareholder(s) concerned.

If:

a.	the Preferred Meeting has failed to adopt a resolution within the aforementioned period of six weeks;

b.	the Preferred Meeting has decided that the shareholders no longer may hold the shares, without simultaneously notifying the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates, the Preferred Meeting is deemed to have decided that the shareholders concerned are allowed to keep the shares.

CHAPTER VII

Board of managing directors

Article 14. Board of managing directors

The board of managing directors shall be in charge of managing the Company, under the supervision of the board of supervisory directors, subject to the restrictions set forth in these articles of association.

Article 15. Appointment.

15.1	The board of managing directors shall consist of one or more managing directors.

The general meeting shall determine the number of managing directors.

15.2	The managing directors shall be appointed by the general meeting. The board of supervisory directors is entitled to submit a non-binding nomination.

Article 16. Suspension and dismissal

16.1	The general meeting shall at all times have the power to suspend or dismiss each managing director upon the recommendation of the board of supervisory directors. The general meeting shall also have the power to suspend or dismiss a director without such a recommendation as long as the decision is taken with a majority of two-thirds of the votes cast, these votes representing more than half of the paid-up capital.

16.2	Each managing director may at all times be suspended by the board of supervisory directors. The suspension may at all times be canceled by the general meeting.

16.3	Any such suspension may be extended several times but the total term of the suspension may not exceed six months. The suspension shall expire on lapse of this period if no resolution has been adopted either to lift the suspension or to dismiss the managing director.

Article 17. Remuneration

The board of supervisory directors shall determine the remuneration of each managing director, as well as his other terms and conditions of employment.

Article 18. Decision-making. Division of duties

18.1	The board of managing directors shall meet as often as a managing director requests a meeting.

18.2	In the meeting of the board of managing directors, each managing director has a right to cast one vote. All resolutions by the board of managing directors shall be adopted by an absolute majority of the votes cast. In the event the votes are equally divided, none of the managing directors has a decisive vote. In such case, each managing director shall be authorized to refer the matter for decision to the board of supervisory directors. The relevant proposal shall be deemed adopted in case the board of supervisory directors adopts a resolution to that effect.

18.3	A managing director may grant another managing director a written proxy to represent him at the meeting.

18.4	The board of managing directors may adopt resolutions without holding a meeting, provided that the resolution is adopted in writing and all managing directors have expressed themselves in favor of the proposal.

18.5	The board of managing directors may, with due observance of paragraph 2 of this article and the prior approval of the board of supervisory directors, adopt rules and regulations governing its decision-making process.

18.6	The board of managing directors may make a division of duties, specifying the individual duties of every managing director. Such division of duties shall require the approval of the board of supervisory directors.

Article 19. Representative authority

19.1	The board of managing directors shall represent the Company. The authority to represent the Company shall also be vested in two managing directors acting jointly.

19.2	The board of managing directors may, with the prior approval of the board of supervisory directors, appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the Company within the bounds of his authorization. Their title shall be determined by the board of managing directors.

19.3	In the event that the Company has a conflict of interest with a managing director, in the sense that the managing director in private enters into an agreement with, or is party in a legal proceeding between him and the Company, the Company shall be represented by one of the other managing directors. If there are no such other managing directors, the board of supervisory directors shall appoint a person to that effect. Such person may be the managing director in relation to whom the conflict of interest exists.

In all other cases of a conflict of interest between the Company and a managing director, the Company can also be represented by that managing director.

The general meeting shall at all times be authorized to appoint one or more other persons to that effect.

Article 20. Approval of board resolutions

20.1	The general meeting may, with the prior approval of the Preferred Meeting with the Preferred Majority, subject resolutions of the board of managing directors to the prior approval of the Preferred Meeting with the Preferred Majority and/or the supervisory board.

These resolutions shall be clearly described and reported to the board of managing directors in writing.

20.2	The board of managing directors shall comply with any instructions outlining the Company’s general policies as may be given by the board of supervisory directors.

20.3	The absence of approval as meant in this article does not affect the representative authority of the board of managing directors or the managing directors.

Article 21. Absence or inability to act

If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the Company. If the sole managing director is or all managing directors are absent or unable to act, a person appointed by the board of supervisory directors shall be temporarily charged with the management of the Company.

CHAPTER VIII

Board of supervisory directors

Article 22. Number of members

The Company shall have a board of supervisory directors consisting of up to nine natural persons.

Article 23. Appointment

23.1	The supervisory directors shall be appointed in compliance with the following:

-	three (3) supervisory directors will be appointed by the general meeting;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Johnson & Johnson Innovation – JJDC, Inc;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Novartis Bioventures Ltd.;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Bay City Capital Coöperatief U.A.;

-	one (1) supervisory director will be appointed by the Class AB Meeting upon the binding nomination by Coöperatief LSP IV U.A.;

-	one (1) supervisory director will be appointed by the Class C Meeting upon the binding nomination by Novo A/S;

-	one (1) supervisory director will be appointed by the Class C Meeting upon the binding nomination by Sofinnova Venture Partners IX, L.P.

23.2	The body of the Company authorised to appoint is allowed to appoint a supervisory director if the for that purpose authorized authority has not made a nomination within three months after the vacancy has arisen.

23.3	A nomination shall be binding if it is made in time. The nomination can be deprived of its binding nature, however, by the body of the Company authorised to appoint by means of a resolution passed with a two-thirds (2/3) majority of the votes cast at that meeting, these votes representing more than half of the issued capital.

Article 24. Suspension and dismissal

A supervisory director may at any time be suspended and dismissed by the authority authorised to appoint upon recommendation of the authority upon whose nomination he was appointed.

Article 25. Remuneration

The general meeting may grant a remuneration to the supervisory directors.

Article 26. Duties and powers

26.1	The duty of the board of supervisory directors shall be to supervise the policies of the board of managing directors and the general course of affairs of the Company and its affiliated business.

It shall give advice to the board of managing directors. When performing their duties, the supervisory directors shall be guided by the interests of the Company and its affiliated business.

26.2	The board of supervisory directors may make a division of duties, specifying the individual duties of every supervisory director.

26.3	The board of managing directors shall timely provide each supervisory director with any such information as may be necessary for the board of supervisory directors to perform its duties. At least once a year the board of managing directors shall inform the board of supervisory directors in writing of the main lines of the Company’s strategic policy, the general and financial risks and the management and control system.

26.4	Each supervisory director shall have access to the buildings and grounds of the Company and be authorized to inspect the books, records and other carriers of data of the Company.

The board of supervisory directors may appoint one or more persons from their midst or any expert to exercise such powers. The board of supervisory directors may also seek assistance of experts in other cases.

Article 27. Decision-making

27.1	The chairman of the board of supervisory directors shall act as chairman of the meetings of the board of supervisory directors. The board of supervisory directors may from its midst appoint a secretary and make provisions for a substitute secretary.

27.2	If the chairman is not present during a meeting, a chairman for that meeting shall be appointed from amongst those present.

27.3	The board of supervisory directors shall meet at least five times per year and at least once per calendar quarter, unless otherwise agreed by a vote of the majority of supervisory directors.

27.4	The secretary shall draw up the minutes of the meeting of board of supervisory directors. The minutes shall be confirmed during or at the next meeting and shall be signed by the chairman and the secretary.

27.5	In the meeting of the board of supervisory directors each supervisory director has a right to cast one vote. Unless stated otherwise in these articles, all resolutions by the board of supervisory directors shall be adopted by an absolute majority of the votes cast. In the event the votes are equally divided, none of the supervisory directors has a decisive vote. In such case, each supervisory director shall be authorized to refer the matter for decision to the general meeting. The relevant proposal shall be deemed adopted in case the general meeting adopts a resolution to that effect.

27.6	A supervisory director may grant another supervisory director a written proxy to represent him at the meeting. A supervisory director cannot represent more than one other supervisory director.

27.7	The board of supervisory directors may pass resolutions outside a meeting, provided that the resolution is adopted in writing and all supervisory directors have expressed themselves in favor of the proposal. The secretary shall make a report of the adopted resolution with an attachment of the responses of the supervisory directors with regard to the resolution passed. The report shall be signed by the chairman and the secretary.

27.8	The board of supervisory directors may adopt rules and regulations governing its decision- making process.

27.9	The board of supervisory directors shall have a meeting with the board of managing directors as often as a supervisory director or the board of managing directors deems necessary.

Article 27A. Absent or unable to act

In the event that one or more supervisory directors shall be absent or be unable to act, the other remaining supervisory directors, or the only other remaining director shall be temporarily entrusted with the supervision.

In the event that all supervisory directors shall be absent or be unable to act, the supervision shall be temporarily entrusted to the person designated or to be designated for that purpose by the general meeting.

CHAPTER IX

Annual accounts. Profits

Article 28. Financial year. Drawing up the annual accounts

28.1	The Company’s financial year shall correspond with the calendar year.

28.2	Within three months of the end of the Company’s financial year, the board of managing directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

28.3	The annual accounts shall be signed by all the managing directors and supervisory directors; if the signature of any of them is missing, this fact and the reason for such omission shall be stated.

28.4	The board of supervisory directors may submit to the general meeting a preliminary advice on the annual accounts.

Article 29. Auditor

29.1	The Company shall commission an auditor to examine the annual accounts.

29.2	The general meeting shall be authorized to grant such commission. If the general meeting fails to do so, the board of supervisory directors is authorized, or if the board of supervisory directors fails to do so, the board of managing directors. The commission may at any time be withdrawn by the general meeting and the one who granted the commission; the commission granted by the board of managing directors may also be withdrawn by the board of supervisory directors.

29.3	The auditor shall report his findings to the board of supervisory directors and the board of managing directors.

29.4	The auditor shall record his findings in a report commenting on the true and fair nature of the annual accounts.

29.5	The previous provision and the one set out in article 30.3, second sentence, shall not apply if the Company has obtained an exemption under article 2:396 paragraph 6 of the Netherlands Civil Code on the grounds of the size of its business, or under article 2:403 of the Netherlands Civil Code on the basis that the Company is a member of a group.

Article 30. Presentation to the shareholders and depositary receipt holders. Availability.

Adoption

30.1	The annual accounts shall be deposited at the Company’s office for inspection by the shareholders and depositary receipt holders within the period of time specified in article 28.2. The board of managing directors shall also submit the annual report within the same term.

30.2	The Company shall ensure that the annual accounts, the annual report, the preliminary advice of the board of supervisory directors, if any, and the additional data to be added pursuant to article 2:392 paragraph 1 of the Netherlands Civil Code shall be available at its office from the day notice is sent out for the general meeting at which these documents will be handled. Shareholders and depositary receipt holders may inspect these documents at the Company’s office and may obtain a complimentary copy thereof.

30.3	The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has not been able to examine the auditor’s report referred to in article 29.4, unless under the additional data as mentioned in paragraph 2, a lawful ground has been stated for the absence of the auditor’s report.

30.4	The provisions set out in these articles of association regarding the annual report and the additional data to be added under article 2:392 paragraph 1 of the Netherlands Civil Code shall not apply if the Company is a member of a group and article 2:396 paragraph 6, first sentence, or article 2:403 of the Netherlands Civil Code applies to the Company.

Article 31. Publication

31.1	The Company shall be required to publish its annual accounts within eight days of their adoption. Publication shall be accomplished by depositing the Netherlands text of the accounts, or if no Netherlands text has been drawn up, a French, German or an English version, at the Trade Register in the town where the Company is registered. The date of adoption must be indicated on the accounts so deposited.

31.2	If the annual accounts are not adopted within two months after the end of the requisite term in conformity with the statutory requirements, the board of managing directors shall immediately publish the annual accounts in the manner prescribed in paragraph 1; the annual accounts must state that they have not yet been adopted.

31.3	A copy of the annual report and the additional data required to be added under article 2:392 of the Netherlands Civil Code shall also be published, along with and in the same manner and language as the annual accounts. This shall, except for the information referred to in article 2:392 paragraph 1 under a, c, f and g of the Netherlands Civil Code, not apply if the documents are deposited at the Company’s registered office for public inspection and full or partial copies shall be supplied upon request at cost; the Company shall file this fact with the Trade Register.

31.4	If, on the basis of the size of the Company’s business, the exemption under article 2:396 paragraph 3 up to and including 8 or article 2:397 paragraph 3 up to and including 6 of the Netherlands Civil Code applies to the Company, publication shall take place with due observance of the exemptions applicable. The previous provisions of this article shall not apply if the Company is a member of a group and the exemption under article 2:403 of the Netherlands Civil Code applies to the Company.

Article 32. Profits

32.1	The Company shall maintain a profit reserve for the benefit of the common shareholders (profit reserve Common) a profit reserve for the benefit of the A shareholders (profit reserve A), a profit reserve for the benefit of the B shareholders (profit reserve B) and a profit reserve for the benefit of the C shareholders (profit reserve C).

32.2	Of the profits generated during the past financial year, first, if possible, a sum equal to eight percent (8%) of the sum paid up on the Class C shares (nominal share capital and share premium) will be allocated to the profit reserve C with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up-to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve C. If the profits do not permit a profit allocation as contemplated in this paragraph, the missing portion shall be added to the profit reserve C out of the profits of the next financial year(s), before any further allocations shall be made.

32.3	Subsequently, after the application of article 32.2, out of the profits remaining if possible, a sum equal to eight percent (8%) of the sum paid up on the Class B shares (nominal share capital and share premium) will be allocated to the profit reserve B with the understanding that, should the shares concerned not have been issued during the entire year over which the allocation is calculated, the allocation will be calculated over the period of the year during which the shares were issued. The Company shall in relation to each shareholder keep in its administration an up- to-date list as to which shares were issued at which moment and which amount has been paid up on the shares, in order to be able to determine to which extent the shareholder is entitled to profit reserve B. If the profits do not permit a profit allocation as contemplated in this paragraph, the missing portion shall be added to the profit reserve B out of the profits of the next financial year(s), before any further allocations shall be made.

32.4	Subsequently, after the application of article 32.3 the profits remaining will be added to the profit reserve Common, the profit reserve A, the profit reserve B and the profit reserve C, pro rata to the number of Common shares issuable upon conversion of such Preferred share at such time.

32.5	The Company can only make distributions to the extent its equity exceeds the reserves, which must be maintained pursuant to the law or these articles of association. The resolution to declare a distribution does not have any effect without the prior approval of the board of directors. The board of directors shall only refuse its approval, if it knows or should reasonably foresee that the Company, following the distribution, can no longer continue to meet its due and payable debts.

32.6	With due observance of the provisions of paragraph 5, the general meeting may resolve to make distributions out of the profit reserves, only with the prior approval by the Preferred Meeting with the Preferred Majority.

32.7	Dividends shall be paid after the adoption of the annual accounts evidencing that the payment of dividends is lawful.

32.8	The general meeting may, with due observance of the provisions of paragraphs 5 and 6, resolve to pay, wholly or partly, dividends other than in cash, with the understanding that such a resolution requires at all times the prior approval by the Preferred Majority.

32.9	For the calculation of the amount to be distributed on the shares, the shares held by the Company in its own capital shall not be taken into account.

32.10	Notwithstanding anything to the contrary herein, any of the foregoing dividends shall be payable (i) in cash, if and when declared by the supervisory board, subject to prior approval of the Preferred Meeting with the Preferred Majority, (ii) in kind upon any Liquidation Event, or (iii) in kind upon the occurrence of a conversion of Preferred shares into Common shares (except in connection with a conversion in which each five Preferred shares are converted into one Common share).

CHAPTER X

General meetings. Meetings of holders of shares of the same class

Article 33. Annual general meeting

33.1	Within six months of the end of the Company’s financial year the annual general meeting shall be held.

33.2	The agenda of that meeting shall, among other matters, contain the following items:

a.	the annual report;

b.	adoption of the annual accounts;

c.	discharge of the managing directors for their management over the past financial year;

d.	discharge of the supervisory directors for their supervision of the past financial year over the management of the board of managing directors;

e.	adoption of the profit appropriation;

f.	filling of any vacancies;

g.	any such other motions as the board of supervisory directors, the board of managing directors, or the shareholders or any other persons having voting rights together representing not less than one-tenth of the issued capital, may file and notify with due observance of the provisions of article 35.

Article 34. Extraordinary general meetings

Without prejudice of the provisions of article 33.1, general meetings shall be held as often as a managing director, the board of managing directors and/or the board of supervisory directors deem necessary, or shareholders and depositary receipt holders together representing at least one-tenth of the issued capital (the “requesting shareholders”).

Article 35. Convocation. Agenda

35.1	General meetings shall be called by a managing director, the board of managing directors, the board of supervisory directors, or by the requesting shareholders. The requesting shareholders are only authorized to call the general meeting themselves if it is evidenced that the requesting shareholders have requested the board of managing directors to call a general meeting in writing, exactly stating the matters to be discussed, and the board of managing directors, or a managing director have not taken the necessary steps so that the general meeting could be held within six weeks after the request. If the requesting shareholders represent more than half of the issued capital, however, they shall be authorized to call the general meeting themselves without first having to request the board of managing directors to call the general meeting. The requirement of a written request is also met if the request is recorded electronically.

35.2	Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

35.3	The convening notice shall specify the items to be discussed. Items which have not been specified in the convening notice may be announced with due observance of the requirements of this article.

An item of which the discussion has been requested by one or more holders of shares who individually or together represent at least one hundredth part of the issued capital shall be included in the convocation or shall be announced in the same manner provided that the Company receives the request no later than on the thirtieth day before the meeting and provided that such a request does not conflict with a substantial interest of the Company.

35.4	All convocations for general meetings and all notifications to shareholders and depositary receipt holders shall be given by letters to the addresses according to the register of shareholders and the register of depository receipt holders. In case the shareholder, or the holder of a depositary receipt issued with the Company’s cooperation, consents herewith, the convocation may also occur through an electronically transmitted readable and reproducible message at the address that has been provided by him to the Company for this purpose.

Article 36. Place of the meetings

General meetings shall be held in the municipality in the Netherlands in which the Company has its corporate seat, or in Amsterdam, Schiphol Airport (municipality of Haarlemmermeer), Rotterdam or The Hague. In a meeting held elsewhere, valid resolutions can only be taken if the entire issued capital is represented.

Article 37. Imperfect convocation general meeting

37.1	Valid resolutions in respect of matters which were not mentioned on the agenda in the convocation letter or which have not been published in the same manner and with due observance of the period set for convocation, can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

37.2	If the period for convocation mentioned in article 35.2 was shorter or if no convocation has taken place, valid resolutions can only be taken by unanimous votes in a meeting where the entire issued capital is represented.

Article 38. Chairman

38.1	The general meetings shall be chaired by the chairman of the board of supervisory directors.

38.2	If the chairman of the board of supervisory directors is not present, the meeting shall appoint its chairman itself.

Article 39. Minutes

39.1	Minutes shall be taken of the matters discussed at every general meeting by a secretary to be appointed by the chairman. The minutes shall be adopted by the chairman and the secretary and signed by them to that effect.

39.2	The chairman, or the person who requested the meeting, may decide that an official notarial report should be drawn up of the matters discussed at the meeting. This report must be co- signed by the chairman.

Article 40. Rights exercisable during a meeting. Admission

40.1	Every person entitled to vote and every usufructuary and pledgee having voting rights shall be authorized to attend the general meeting, address the meeting and exercise their voting rights.

40.2	If the voting rights attached to a share is vested in the usufructuary or pledgee instead of the shareholder, also the shareholder shall be authorized to attend the general meeting and to address the meeting.

40.3	Furthermore, depositary receipt holders shall be authorized to attend and address the general meeting.

40.4	Each Common share shall entitle its holder to cast one vote. Each Preferred share shall entitle the holder to cast a number of votes equal to the number of Common shares issuable upon conversion of such Preferred share at the time of such vote.

40.5	Every person entitled to vote or his representative must sign the attendance list.

40.6	The rights referred to in the previous paragraphs may be exercised by a person acting upon a written power of attorney. A power of attorney shall mean any power of attorney transmitted via standard means of communication and received in written form. The requirement of a written power of attorney is also met in case the power of attorney has been recorded electronically.

40.7	The supervisory directors and the managing directors shall have an advisory vote at the general meeting.

40.8	Admission to the general meeting of persons other than those referred to in this article shall require a resolution by the general meeting.

40.9	The board of managing directors is authorized to determine that participation in the general meeting may also occur through an electronic communication method, under the conditions as may be announced in the convocation. Through the electronic communication method, the relevant participants must be able to be identified, directly take note of the discussions at the meeting and to exercise the voting rights.

Article 41. Decision making. General meeting

41.1	Resolutions shall be passed by an absolute majority, unless the law, the articles of association or regulations adopted by the general meeting prescribe a greater majority of the votes cast.

41.2	If no absolute majority is reached by a vote taken with respect to the election of persons, a second vote shall be taken whereby the voters are not required to vote for the previous candidates.

If, again, no one has gained an absolute majority of the votes, new votes shall be held until either one person has gained an absolute majority or, if the vote was between two persons, the votes are equally divided.

Such new votes (except for the second vote) shall only take place between the candidates who were voted for in the previous vote, except for the person who received the least number of votes.

If two or more persons have the least number of votes, it shall be decided by lot who cannot be voted for at the new vote.

If, in the event of an election between two candidates, the votes are equally divided, it shall be decided by lot who has been elected.

41.3	If a vote is taken in respect of matters other than in relation to election of persons and the votes are equally divided, the relevant motion shall be considered rejected.

41.4	All votings shall take place orally unless the chairman decides or any person entitled to vote requests a voting in writing. A voting in writing shall take place by means of unsigned ballot papers.

41.5	Abstentions and invalid votes shall be deemed not to have been cast.

41.6	Votes by acclamation shall be allowed unless one of the persons present and entitled to vote objects.

41.7	The chairman’s view at the meeting expressing that the general meeting has passed a resolution shall be decisive. The same shall apply to the contents of the resolution so passed, provided that the relevant motion was not put down in writing. However, if the chairman’s view is challenged immediately after it is expressed, a new vote shall be taken when the majority of the persons present and entitled to vote so require or, if the original vote was not by call or by ballot, when one person present and entitled to vote so requires. The new vote shall nullify the legal consequences of the original vote.

Article 42. Resolutions passed outside a meeting

Resolutions of the shareholders may be adopted in a different method than in a meeting, provided that all persons with meeting right have approved in writing of such method of adopting resolutions.

If a resolution is adopted outside a meeting, all votes shall be cast in writing. This requirement (that votes must be cast in writing) shall also be deemed to have been complied with, if the resolution is laid down in writing and includes the method in which each of the shareholders has cast his vote. The directors shall be given the opportunity to advise in advance on the resolution(s) to be adopted.

Article 43. Meetings of holders of shares of the same class or a number of classes

43.1	Meetings of holders of shares of the same class or a combined meeting of holders of a number of (but not all) classes of shares are convened by the board of managing directors or by a holder of one or more shares of the class or one of the classes concerned.

43.2	Article 35, paragraphs 2 up to and including 4, and articles 36 up to and including 42, shall apply accordingly.

CHAPTER XI

Amendment to the articles of association, merger, demerger and dissolution. Liquidation

Article 44. Amendment to the articles of association, merger, demerger and dissolution

The general meeting may resolve to amend the articles of association, to merge, to demerge, or to dissolve the Company, with the understanding that such a resolution requires the prior approval by the Preferred Majority.

If a motion to amend the articles of association or to dissolve the Company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the articles of association, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the Company’s office for inspection by the shareholders and depositary receipt holders until the meeting has been held.

Article 45. Liquidation

45.1	If the Company is dissolved pursuant to a resolution by the general meeting, which resolution shall require the prior approval by the Preferred Majority, the managing directors shall be the liquidators of the dissolved Company, unless the general meeting appoints other persons to that effect. The board of supervisory directors shall supervise the liquidation.

45.2	The provisions of these articles of association shall, to the fullest extent possible, continue to be in force during the liquidation.

45.3	The proceeds remaining after the payment of all debts (the surplus) shall be at the disposal of the general meeting.

45.4	After the Company has ceased to exist the books, records and other carriers of data shall be kept by the person designated thereto by the liquidators for seven years.